Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of NAYA Biosciences, Inc. of our report dated July 15, 2024, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Naya Therapeutics, Inc. as of December 31, 2023 and 2022 and for the periods then ended, which appears in NAYA Biosciences, Inc.’s Current Report on Form 8-K/A filed on December 12, 2024 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS PLLC.
M&K CPAS PLLC

The Woodlands, Texas

December 13, 2024